EXHIBIT 99.2

Barings Global Short Duration High Yield Fund

Certificate

I, Kristin Goodchild, Assistant Secretary of Barings Global Short Duration High Yield Fund ("BGH" or the "Trust"), hereby certify that the following resolutions were duly adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, on November 1, 2017 and remain in full force and effect.

WHEREAS:	Section 17(g) and Rule 17g-1 of the Investment Company Act of 1940, as amended, requires that BGH provides and maintains a fidelity bond issued by a reputable fidelity insurance company;

WHEREAS:	BGH's existing coverage is a joint bond with Barings Corporate Investors ("MCI") and Barings Participation Investors ("MPV");

WHEREAS:
The Risk Management Department of Massachusetts Mutual Life Insurance Company ("MassMutual") surveyed the availability of appropriate fidelity bonds from Great American Insurance Company "(Great American") and other insurers;

WHEREAS:	The proposed carrier for coverage is Great American, a general insurance organization that currently carries an A.M. Best rating of A;

WHEREAS:
The minimum amount of coverage for BGH under the U.S. Securities and Exchange Commission (the "SEC") rules is $900,000, the minimum amount of coverage for MCI is $750,000 and the minimum amount of coverage for MPV is $600,000;

WHEREAS:	The minimum amount for a joint bond with BGH, MCI and MPV is $2,250,000, so a proposed bond in the amount of $2,250,000 is recommended for the November 4, 2017 to November 4, 2018 period; and

WHEREAS:
The total proposed premium for the joint bond is expected to be approximately $3,500 with BGH's portion being $1,400, MCI's portion being $1,155 and MPV's portion being $945.  The joint bond carries no deductible for fidelity coverage as required by SEC regulations, and carries a $5,000 or $10,000 deductible for various optional coverages; it is therefore

RESOLVED:
That Great American and its affiliated companies carrying its group financial rating be, and they hereby are, approved for the bonding of officers and employees of BGH as required by law, including a requirement for a 60-day notice of any cancellation, termination or modification; that all officers and employees of BGH or of its investment adviser having access to the securities of BGH be bonded under a "Registered Management Investment Company Bond" jointly with MCI and MPV, the bond to be in the total amount of $2,250,000, to indemnify each BGH, MCI and MPV against larceny and embezzlement, which the Trustees, including a majority of those not "interested persons" (as defined by the Investment Company Act of 1940, as amended) hereby, in light of the value and nature of the assets, the persons having access thereto and the custody arrangements therefore, find to be reasonable;

RESOLVED:
That the payment by BGH of its pro-rated portion of the estimated total 12-month premium of approximately $3,500 for coverage commencing November 4, 2017 and ending November 4, 2018, is found to be reasonable and officers authorized to make disbursements are directed to pay the pro-rated portion;

RESOLVED:
That the Chairman, the President, a Vice President, the Chief Financial Officer, the Treasurer, or the Secretary be, and they each hereby are, authorized to enter into an agreement with the other insureds providing that in the event recovery is received under the bond as a result of a loss sustained by the Trusts, that each BGH, MCI and MPV shall receive an equitable share of the recovery and at least equal to the amount it would have received under an individual bond for the minimum required coverage for BGH coverage of $900,000; for MCI coverage of $750,000; MPV coverage of $600,000; and

RESOLVED:
That the Secretary or any Associate Secretary be, and they each hereby are, authorized to file a copy of this resolution and the bond or any other papers pertaining thereto with the SEC, to file all notices of claims and settlements under the bond as required by law and regulations of the SEC and to make such other filings and give such other notices as required by Rule 17g-1(g).

IN WITNESS WHEREOF, I have hereunto set my hand and the common seal of the Trust this 19th day of April, 2018.

/s/ Kristin Goodchild
Kristin Goodchild
Assistant Secretary